UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Samir Patel and Askeladden Capital Management LLC issued the following news release containing an open letter to AstroNova shareholders:

Leading Independent Proxy Advisor ISS Supports Compelling Case for Change to AstroNova Board of Directors and Recommends Vote on the GOLD Askeladden Card

ISS finds “change at the Board level is warranted to improve independence and oversight”

ISS observes “pattern […] in which outside forces regularly affect results” and “questions about the management's credibility and ability to execute”

ISS on Board’s recent claim that MTEX was a minor setback: “it is difficult to reconcile this sentiment with reality”

ISS states “it was evident that [Samir Patel] has built a thorough understanding of the business”

Askeladden encourages shareholders to vote for all five of our nominees on the GOLD proxy card

FORT WORTH, TX / ACCESS Newswire / June 27, 2025 /

Dear AstroNova shareholders:

We are pleased to announce that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has concluded that there is a compelling case for change at AstroNova. Contrary to AstroNova’s repeated and misleading ad-hominem attacks, ISS highlighted Askeladden’s “thorough understanding of the business.” In its report, ISS made the following observations*:

On AstroNova’s shareholder value destruction:

“[Total shareholder return] is disappointing in both an absolute and a relative sense over all measurement periods. Importantly, TSR declined by over 50 percent over the 12 months through the unaffected date […] The extent of the value destruction demonstrates just how damaging the [MTEX] transaction has been to ALOT.”

On AstroNova’s persistent execution issues:

“a pattern has emerged in which outside forces regularly affect results. The company promises to fix these quickly, but generally fails to do so. […] The value-destructive acquisition, combined with the execution issues, as well as two announced restructuring programs announced less than two years apart, raise questions about the management's credibility and ability to execute.”

On the lack of Board independence and refreshment:

“Four out of the six directors have been on the board between seven and 14 years, and have overseen ongoing execution issues since the pandemic, two restructurings, and the MTEX acquisition […] there are clear concerns with independence and the board's ability to effectively oversee management […] the board appears to have been hesitant to proactively self-refresh, and has at least three directors with prior professional ties to each other or the CEO.”

On the MTEX acquisition (emphasis ours):

“The board positions the acquisition as a minor setback, and has argued in its publicly released materials that acquisitions do not always go as planned. It is difficult to reconcile this sentiment with reality, as a $13.4 million impairment charge within the first year of a cash transaction valued at $18.6 million, alongside the discontinuation of 70 percent of the acquired company's products, amounts to the type of failure that shareholders do not expect a company to encounter in the ordinary course of M&A. This was a value-destructive acquisition that put the company in a riskier financial position as its indebtedness more than doubled […] With that said, cracks had started to emerge even before the deal.”

On Askeladden nominees Jeff Sands and Samir Patel, for whom ISS recommends voting FOR:

“Samir Patel is the company's largest shareholder. During engagement with ISS, it was evident that he has built a thorough understanding of the business over several years of investment. He would provide a shareholder's perspective and independence.”

“The most important challenge for the company will be turning around its PI segment, which was set back by the failed acquisition of MTEX. Among the dissident nominees, Jeff Sands appears best suited to enhance oversight of the restructuring given his background as a turnaround professional and other experience with multiple small companies. Importantly, like Patel, he also offers much-needed independence.”

On incumbent directors Richard Warzala and Mitchell Quain, for whom ISS recommends voting WITHHOLD:

"Quain and Warzala are the incumbent directors most responsible for the concerns underpinning the case for change. Quain is the longest tenured director, and he serves on all key committees. Similarly, Warzala has been the lead independent director since 2020, and he has prior ties to the CEO, which further undermines his independence."

Conclusion

As validated by ISS’s analysis and recommendation, Askeladden has outlined a clear case for meaningful change at AstroNova. We encourage fellow shareholders and interested parties to visit askeladdencapital.com/astronova for additional information including Askeladden’s published analysis, presentation, and definitive proxy materials.

We urge shareholders to vote to elect directors who truly care about rapidly maximizing shareholder value. If you need assistance in voting the GOLD proxy card, please contact InvestorCom at (877) 972-0090. If you would like to speak to me or any of our candidates, please don’t hesitate to contact me directly.

Sincerely,

Samir Patel
samir@askeladdencapital.com
(682) 553-8302

This filing, and future filings, will also be made available to shareholders after dissemination on EDGAR via our website: https://www.askeladdencapital.com/astronova/ These documents will also be available at no cost at www.sec.gov.

*Permission to use quotations from the ISS report was neither sought nor obtained.

Additional Information

Samir Patel, Askeladden Capital Management LLC, Jeff Sands, Shawn Kravetz, Ryan Oviatt and Boyd Roberts (collectively the "Participants") filed a definitive proxy statement and accompanying proxy card with the SEC on May 20, 2025, as amended on May 21, 2025, to be used in soliciting proxies in connection with the 2025 annual meeting of shareholders (the "Annual Meeting") of AstroNova, Inc. (the "Company"). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov, or by contacting Samir Patel at 1452 Hughes Road, Suite 200 #582, Grapevine, TX, 76051.